Adamis Pharmaceuticals Corporation 10-K

Exhibit 10.44

Agreement No. 06-0524

STANDARD EXCLUSIVE START-UP COMPANY LICENSE AGREEMENT

This Agreement is made effective the 26th day of January, 2007, by and between Wisconsin Alumni Research Foundation (hereinafter called "WARF"), a nonstock, nonprofit Wisconsin corporation, and Colby Pharmaceutical Company (hereinafter called "Licensee"), a corporation organized and existing under the laws of Delaware;

WHEREAS, WARF owns certain intellectual property rights in the inventions described in the "Licensed Patents" defined below, and WARF is willing to grant a license to Licensee under any one or all of the Licensed Patents and Licensee desires a license under all of them;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:

Section 1.                      Definitions.

For the purpose of this Agreement, the Appendix A definitions shall apply.

Section 2.                      Grant.

A.           License.

WARF hereby grants to Licensee an exclusive (subject to Section 2C and Section 14) and sublicensable (pursuant to Section 2B) right and license under the Licensed Patents to make, have made, use, offer to sell, sell (directly or indirectly), improve, import and export Products in the Licensed Field and Licensed Territory.

B.           Sublicenses.

(i)           Licensee may grant written, exclusive or non-exclusive sublicenses to third parties. Licensee shall have the same responsibility for the activities of any sublicensee as if the activities were directly those of Licensee. Licensee shall provide WARF with the name, contact information and address of any sublicensee as well as information regarding the number of full-time employees of any such sublicensee to allow WARF to determine whether it can maintain its small entity filing status for patent prosecution and maintenance purposes. In the event of termination of this Agreement, all outstanding sublicense agreements, not in default, will be assigned by Licensee to WARF and the sublicenses will remain in full force and effect with WARF as the licensor instead of Licensee, but the sublicenses will be automatically conformed so that the duties of WARF under the sublicenses will not be greater than the duties of WARF under this Agreement, and the rights of WARF under the sublicenses will not be less than the rights of WARF under this Agreement, including all financial consideration and other rights of WARF. Any agreement granting a sublicense shall contain provisions corresponding to those of this Section 2B respecting termination and the conditions of continuation of sublicenses.

(ii)           With respect to sublicenses granted by Licensee under this Section 2B, Licensee shall pay to WARF an amount equal to what Licensee would have been required to pay to WARF had Licensee sold the amount of Products sold by such sublicensee. In addition, if Licensee receives any fees or other payments in consideration for any rights granted under a sublicense, and such fees or payments are not based directly upon the amount or value of Products sold by the sublicensee or provided as a reimbursement for actual research and development costs incurred by Licensee under a

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research contract between Licensee and the sublicensee, then Licensee shall pay to WARF a percentage of such payments (excluding, for avoidance of doubt, any sublicense royalty payments or payments made by such sublicensee against any portion of the milestone payment obligations of Section 4D that Licensee imposes on such sublicensee) according to the following schedule:

(1)           forty percent (40%) of amounts received under each agreement entered into before an Investigational New Drug ("IND") application is filed by Licensee with the Federal Drug Administration ("FDA") for a Product made a subject of the sublicense;

(2)           thirty percent (30%) of amounts received under each agreement entered into after the filing of an lND under item (1) above until completion of a Phase I clinical trial by Licensee for that Product;

(3)           twenty-five percent (25%) of amounts received under each agreement entered into after completion of item (2) above until completion of a Phase II clinical trial by Licensee for that Product;

(4)           twenty percent (20%) of amounts received under each agreement entered into after completion of item (3) above until a New Drug Application ("NDA") has been approved by the FDA for that Product; and

(5)           ten percent (10%) of amounts received under each agreement  entered into after the NDA has been approved by the FDA for that Product.

Licensee shall not receive from sublicensees anything of value in lieu of cash payments in consideration for any sublicense under this Agreement without the express prior written permission of WARF; provided, however, that in no event shall this limitation be construed to preclude Licensee from receiving materials, assistance or other non-cash consideration from such sublicensee that is reasonably intended to facilitate Licensee's fulfillment of its performance obligations under the applicable sublicense agreement. Any payments owing to WARF hereunder shall be made in the manner specified in Section 4F below.

C.           Reservation of Rights.

WARF hereby reserves the right to grant non-profit research institutions and governmental agencies non-exclusive licenses to practice and use the inventions of the Licensed Patents for Non-Commercial Research Purposes. WARF agrees to provide Licensee at least thirty (30) days prior notice before granting any such license to give Licensee the opportunity to discuss with WARF the merits thereof WARF, the University of Wisconsin and the inventors of the Licensed Patents shall have the right to publish any information included in the Licensed Patents.

Section 3.                      Development.

A.           Licensee shall use reasonable efforts to diligently develop, manufacture, market and sell Products in each Licensed Field and Licensed Territory throughout the term of this Agreement. Such activities shall include, without limitation, those activities listed in the Development Plan attached hereto as Appendix E. Licensee agrees that said Development Plan is reasonable and that it shall take all reasonable steps to meet the development program as set forth therein.

B.           Beginning in calendar year 2007 and until the Date of First Commercial Sale, Licensee shall provide WARF with a written Development Report summarizing Licensee's development activities since the last Development Report and any necessary adjustments to the Development Plan. Licensee agrees to provide each Development Report to WARF on or before thirty (30) days from the end of each semi-annual period ending June 30 and December 31 for which a report is due, and shall set forth in each Development Report sufficient detail to enable WARF to ascertain Licensee's progress toward the

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requirements of the Development Plan. WARF reserves the right to audit Licensee's records relating to the development activities required hereunder. Such record keeping and audit procedures shall be subject to the procedures and restrictions set forth in Section 6 for auditing the financial records of Licensee.

C.           Licensee agrees to and warrants that it intends to develop Products for the commercial market. Licensee acknowledges that any failure by Licensee to reasonably implement the Development Plan, or any failure by Licensee to make timely submission to WARF of any Development Report, or Licensee's provision of information to WARF regarding Licensee's development activities hereunder that is intentionally false, shall be a material breach of this Agreement.

D.           Licensee further agrees to meet the following Milestones:

(i)           Licensee will submit a revised business plan to WARF within three (3) months of the effective date of this Agreement.

(ii)           Licensee will obtain or access at least $750,000 in cumulative funding from all sources other than non-convertible debt instruments, including but not limited to grant funds, by December 31, 2008.

(iii)           Licensee will obtain or access at least $2 million in cumulative funding from all sources other than non-convertible debt instruments, including but not limited to grant funds, by December 31, 2009.

(iv)           Licensee will obtain or access at least $3.25 million in cumulative funding from all sources other than non-convertible debt instruments, including but not limited to grant funds, by December 31, 2010.

(v)           Licensee will file an IND on a Product by December 31, 2009.

(vi)           Licensee will enroll its first patient under a Phase II clinical trial on a Product by December 31, 2013.

(vii)           Licensee will file an NDA on a Product by December 31, 2019.

The Milestones set forth in Section 3D(i)-(iv) are collectively referred to herein as the "Funding Milestones." The Milestones set forth in Section 3D(v)-(vii) are collectively referred to herein as the "Commercialization Milestones." Notwithstanding anything herein to the contrary, WARF's sole and exclusive remedy for Licensee's failure to meet the Funding Milestones shall be as set forth in Section 7D below and for Licensee's failure to meet the Commercialization Milestones shall be as set forth in Section 7E below.

Section 4.                      Consideration.

A.           License Fee.

In lieu of the license fees that would traditionally be charged for the license granted hereunder, Licensee agrees, pursuant to the Equity Agreement between the parties, to issue to WARF seven hundred and fifty thousand (750,000) shares of common stock, which number equals seven and one half percent (7.5%) of the outstanding capital shares of Licensee as of the date hereof.

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B.           Royalty.

(i)           In addition to the equity granted under Section 4A, Licensee agrees to pay to WARF as "earned royalties" a royalty calculated as a percentage of the Net Sales of Products covered by a Valid Claim in a country where such Product is used, manufactured, sold or otherwise transferred. The royalty is deemed earned as of the earlier of the date the Product is actually sold and paid for, the date an invoice is sent by Licensee or its sublicensee(s), or the date a Product is transferred to a third party for any promotional reasons. The royalty shall remain fixed while this Agreement is in effect at a rate of five percent (5%) of the Net Sales of those Products covered by a Valid Claim in a country where such Product is used, manufactured, sold or otherwise transferred.

(ii)           If Licensee is required to pay royalties to one or more independent third parties during any calendar year to obtain a license or similar right in the absence of which Licensee could not legally make, use or sell Products, the royalty payable to WARF may be reduced according to a one-to-one percentage ratio, based on the percentage of royalty due to the independent third party(ies). For example, if such royalty agreement with an independent third party requires that Licensee pay a one-half of one percent (0.5%) royalty fee to that party, Licensee may reduce the royalty due WARF by one-half of one percent (0.5%). To provide another example, if such royalty agreement with an independent third party requires that Licensee pay a one and one half percent (1.5%) royalty fee to that party, Licensee may reduce the royalty due WARF by one and one half percent (1.5%). Notwithstanding the foregoing, in no event shall the royalty due WARF be reduced to less than two and one-half percent (2.5%).

C.           Minimum Royalty.

Licensee further agrees to pay to WARF a minimum royalty of $25,000 per calendar year or part thereof during which this Agreement is in effect starting in calendar year 2020, against which any earned royalty paid for the same calendar year will be credited. The minimum royalty for a given year shall be due at the time payments are due for the calendar quarter ending on December 31. It is understood that the minimum royalties will apply on a calendar year basis, and that sales of Products requiring the payment of earned royalties made during a prior or subsequent calendar year shall have no effect on the annual minimum royalty due WARF for any given calendar year.

D.           Milestone Payments.

Licensee further agrees to pay to WARF milestone payments as outlined below within thirty (30) days from the specified event, whether achieved by or on behalf of Licensee or its sublicensee(s).

(i)           $25,000 upon the filing of the first IND or comparable regulatory filing for a human therapeutic Product.

(ii)           $150,000 upon the enrollment of its first patient under a Phase II clinical trial for the first human therapeutic Product.

(iii)           $200,000 upon the enrollment of its first patient under a Phase III clinical trial for the first human therapeutic Product.

(iv)           $250,000 for the first NDA or comparable regulatory approval for a human therapeutic Product.

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WARF acknowledges that Licensee is only obligated to make one milestone payment to WARF under this Agreement for each of the above milestones and that License will not be obligated to make a second payment for any subsequent occurrence of the same milestone.

E.           Patent Fees and Costs.

(i)           Licensee also agrees to reimburse WARF for all reasonable documented out of pocket costs incurred by WARF in filing, prosecuting and maintaining the Licensed Patents during the term of this Agreement. All such amounts shall accrue for a period of four (4) years after the Effective Date ("Accrual Period"), at which time WARF shall begin invoicing Licensee on an annual basis. Amounts accrued during the Accrual Period shall be paid to WARF in four (4) equal annual installments beginning on the four (4) year anniversary date of the Effective Date. Within thirty (30) days of the end of each year during the Accrual Period, WARF shall provide Licensee with a report detailing the costs and expenses to be reimbursed to WARF under this Section 4E(i). All costs incurred by WARF after the Accrual Period shall be billed on an annual basis and shall be in addition to any accrued amounts then owed to WARF. All amounts due to WARF under this Section 4E shall be paid within thirty (30) days of receiving an invoice from WARF.

(ii)           WARF is not obligated to make or maintain any foreign filing of the Licensed Patents, except as expressly requested by Licensee pursuant to this Section 4E. WARF shall notify Licensee in writing ninety (90) days prior to the expiration of the deadline for making or maintaining such foreign filings, and if Licensee desires WARF to make or maintain such foreign filings, Licensee must notify WARF in writing forty-five (45) days prior to the expiration of the deadline for making or maintaining such foreign filings, indicating those countries in which Licensee desires WARF to pursue foreign patent protection. WARF reserves the right to file a patent application, at its own expense, in any countries or territories not requested by Licensee ("Non-Elected Territories"), provided that WARF has specifically notified Licensee of its intent to pursue such patent protection and Licensee has specifically, in writing, declined to have WARF pursue such patent protection on its behalf pursuant to this Section 4E. In the event that WARF elects to file any patent applications in Non-Elected Territories, WARF hereby grants Licensee a right of first negotiation for the exclusive rights to any patents or patent applications for the Non-Elected Territories, and WARF shall not sublicense any of its rights to the patents and patent applications in the Non-Elected Territories to any third party without providing Licensee the right of first negotiation as provided in this Section 4E(ii). WARF shall promptly notify Licensee in writing of its intent to license the rights in the Non-Elected Territories and provide a good faith commercially reasonable proposal for such license ("Initial Notice"). Licensee shall notify WARF in writing within sixty (60) days of its receipt of the Initial Notice as to whether Licensee wishes to obtain such license. If Licensee elects to license such rights, the parties shall negotiate such license in good faith. If Licensee elects not to license such rights, or if the parties are unable to reach agreement on the license proposed in the Initial Notice, within three (3) months of Licensee's receipt of the Initial Notice, WARF shall be free to enter into discussions with third parties to license rights in the Non-Elected Territories. Licensee acknowledges that if the United States Government (through any of its agencies or otherwise) has funded research, during the course of or under which any of the inventions of the Licensed Patents were conceived or made, the United States Government is entitled, as a right, under the provisions of 35 U.S.C. § 200-212 and applicable regulations of Chapter 37 of the Code of Federal Regulations, to make and maintain foreign filings in those countries not selected by Licensee and/or WARF.

(iii)           WARF will prosecute all national applications it files at Licensee's request pursuant to this Section 4E until WARF determines that continued prosecution is unlikely to result in the issuance of a patent in that country. Licensee shall have the right to review and comment on any significant prosecution actions and correspondences received pertaining to the filing, prosecution and

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maintenance of the Licensed Patents. WARF shall forward a copy of such actions and correspondence to Licensee within thirty (30) days of their receipt by WARF. WARF shall review and consider in good faith the opinions and proposals submitted by Licensee if such opinions and proposals are provided to WARF within thirty (30) days from the date WARE provided the copy of the action or correspondence to Licensee. If WARF decides to abandon prosecution or maintenance of any patent or patent application under the Licensed Patents in a country in which Licensee has requested WARF to make and maintain such filing, WARF shall provide Licensee notice of WARF's intent to abandon such patent or patent application in writing forty-five (45) days prior to the expiration of the deadline for abandonment. In such event, Licensee shall have the right to continue maintenance or prosecution of said patent or patent application, at its own expense, on behalf of WARF and Licensee, to the extent allowed under applicable law.

F.           Accounting; Payments.

(i)           Amounts owing to WARE under Sections 2B and 4B shall be paid on a quarterly basis, with such amounts due and received by WARF on or before the thirtieth (30th) day following the end of the calendar quarter ending on March 31, June 30, September 30 or December 31 in which such amounts were earned. The balance of any amounts which remain unpaid more than sixty (60) days after they are due to WARF shall accrue interest until paid at the rate of the lesser of one percent (1%) per month or the maximum amount allowed under applicable law. However, in no event shall this interest provision be construed as a grant of permission for any payment delays.

(ii)           Except as otherwise directed, all amounts owing to WARF under this Agreement shall be paid in U.S. dollars to WARF at the address provided in Section 16(a). All royalties owing with respect to Net Sales stated in currencies other than U.S. dollars shall be converted at the rate shown in the Federal Reserve Noon Valuation - Value of Foreign Currencies on the day preceding the payment. WARF is exempt from paying income taxes under U.S. law. Therefore, all payments due under this Agreement shall be made without deduction for taxes, assessments, or other charges of any kind which may be imposed on WARF by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to WARF pursuant to this Agreement. All such taxes, assessments, or other charges shall be assumed by Licensee or its sublicensee(s).

(iii)           A full accounting showing how any amounts owing to WARF under Sections 2B and 4B have been calculated shall be submitted to WARF on the date of each such payment. Such accounting shall be on a per-country and product line, model or tradename basis and shall be summarized on the form shown in Appendix C of this Agreement. In the event no payment is owed to WARF, a statement setting forth that fact shall be supplied to WARF.

Section 5.                      Certain Warranties of WARF.

A.           WARF warrants that except as otherwise provided under Section 14 of this Agreement with respect to U.S. Government interests, it is the owner of the Licensed Patents or otherwise has the right to grant the licenses granted to Licensee in this Agreement. However, nothing in this Agreement shall be construed as:

(i)           a warranty or representation by WARF as to the validity or scope of any of the Licensed Patents;

(ii)           a warranty or representation that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will or will not infringe patents of third parties; or

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(iii)           an obligation to furnish any know-how not provided in the Licensed Patents or any services other than those specified in this Agreement.

B.           WARF MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY LICENSEE, ITS SUBLICENSEES OR THEIR VENDEES OR OTHER TRANSFEREES OF PRODUCTS INCORPORATING OR MADE BY USE OF INVENTIONS LICENSED UNDER THIS AGREEMENT.

C.           Licensee represents and warrants that Products sold in the U.S. and produced under the license granted herein shall be manufactured substantially in the United States as required by 35 U.S.C § 204 and applicable regulations of Chapter 37 of the Code of Federal Regulations, unless the Federal agency that funded the applicable invention waives such requirement.

Section 6.                      Recordkeeping.

A.           Licensee and its sublicensee(s) shall keep books and records sufficient to verify the accuracy and completeness of Licensee's and its sublicensee(s)'s accounting referred to above, including without limitation inventory, purchase and invoice records relating to the Products or their place of manufacture. In addition, Licensee shall maintain documentation evidencing that Licensee is in fact pursuing development of Products as required herein. Such documentation may include, but is not limited to, invoices for studies advancing development of Products, laboratory notebooks, and filings made to the Internal Revenue Department to obtain tax credit, if available, for research and development of Products. Such books and records shall be preserved for a period not less than six (6) years after they are created during and after the term of this Agreement.

B.           Within thirty (30) days of WARF's request, Licensee and each of its sublicensee(s) shall take all reasonable steps necessary so that WARF may review at a single location for Licensee and at single locations for each sublicensee, all of the relevant books and records to allow WARF to verify the accuracy of Licensee's and its sublicensee(s)'s royalty reports and Development Reports. Once per year during the term of this Agreement WARF may conduct such review, which review may be performed by any employee of WARF as well as by any attorney or registered CPA designated by WARF, upon reasonable notice and during regular business hours.

C.           If a royalty payment deficiency is determined, Licensee shall pay the royalty deficiency outstanding within thirty (30) days of receiving written notice thereof, plus interest on outstanding amounts as described in Section 4F(i).

D.           If a royalty payment deficiency for a calendar year exceeds five percent (5%) of the royalties paid for that year, then Licensee shall be responsible for paying WARF's reasonable, documented out-of-pocket expenses incurred with respect to such review.

Section 7.                      Term and Termination.

A.           The term of this license shall begin on the effective date of this Agreement and continue until this Agreement is terminated as provided herein or until the date that no Licensed Patent remains an enforceable patent.

B.           Licensee may terminate this Agreement at any time for any reason by giving at least ninety (90) days' written and unambiguous notice of such termination to WARF.  Such a notice shall

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be accompanied by a statement of the reasons for termination, which shall have no bearing on the effectiveness of such termination.

   C.           WARF may terminate this Agreement by giving Licensee at least ninety (90) days written notice if the Date of First Commercial Sale does not occur on or before December 31, 2020.

D.           In the event that Licensee fails to meet any Funding Milestones, WARF may terminate this Agreement if upon thirty (30) days' written and unambiguous notice Licensee fails to meet that Funding Milestone. The termination of this Agreement under this Section 7D shall in no way be understood to provide Licensee the right to receive a refund of the equity securities provided as a license fee under Section 4A or relieve Licensee of its obligation to provide such equity securities to WARF as provided in the Equity Agreement.

E.           WARF may terminate this Agreement by giving Licensee at least ninety (90) days written notice if Licensee fails to meet a Commercialization Milestone. The termination of this Agreement under this Section 7E shall in no way be understood to provide Licensee the right to receive a refund of the equity securities provided as a license fee under Section 4A or relieve Licensee of its obligation to provide such equity securities to WARF as provided in the Equity Agreement.

F.           If Licensee at any time defaults in the timely payment of any monies due to WARF or the timely submission to WARF of any Development Report or commits any material breach of any other covenant herein contained and Licensee fails to remedy any such material breach within ninety (90) days after written notice thereof by WARF, or if Licensee files a petition under any bankruptcy or insolvency act, or has any such petition filed against it which is not dismissed within sixty (60) days, or offers any component of the Licensed Patents to its creditors as collateral, WARF may, at its option, terminate this Agreement by giving notice of termination to Licensee.

G.           Upon the termination of this Agreement, Licensee and its sublicensee(s) shall remain obligated to provide an accounting for and to pay royalties earned up to the date of the termination and any minimum royalties shall be prorated as of the date of termination by the number of days elapsed in the applicable calendar year.

H.           Upon the termination of this Agreement, Licensee shall pay to WARF, within thirty (30) days of termination, any unpaid patent fees accrued under Section 4D prior to the date of termination, including any patent fees accrued during the Accrual Period.

I.           Waiver by either party of a single breach or default, or a succession of breaches or defaults, shall not deprive such party of any right to terminate this Agreement in the event of any subsequent breach or default.

Section 8.                      Assignability.

This Agreement may not be transferred or assigned by Licensee without the prior written consent of WARF, which shall not be unreasonably withheld; except however, that Licensee may assign this Agreement, and all of its rights hereunder, to a person or entity that acquires all or substantially all of the business or assets of Licensee (or that portion thereof to which this Agreement pertains) in each case whether by merger, acquisition, operation of law or otherwise, provided that such assignee agrees in writing to be bound by the terms and conditions of this Agreement. Subject to the foregoing, this Agreement shall bind and inure to the benefit of each party's permitted successors or assigns.

Section 9.                      Contest of Validity.

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In the event Licensee or its sublicensee(s) contests the validity of any Licensed Patent, Licensee shall continue to pay royalties with respect to that patent as if such contest were not underway until the patent is adjudicated invalid or unenforceable by a court of last resort.

Section 10.                      Enforcement.

A.           WARF intends to protect the Licensed Patents against infringers or otherwise act to eliminate infringement, when, in WARF's sole judgment, such action may be reasonably necessary, proper, and justified. In the event that Licensee believes there is infringement of any Licensed Patent under this Agreement which is to Licensee's substantial detriment, Licensee shall provide WARF with notification and reasonable evidence of such infringement. WARF shall have the sole and exclusive right to determine whether or not any action should be taken regarding any infringement of the Licensed Patents (at WARF's cost and for WARF's benefit), and such proceedings shall be under the exclusive control of WARF. Upon request by WARF, Licensee shall take action, join in an action, and otherwise provide WARF with such assistance and information as may be reasonable and useful to WARF in connection with WARF's taking such action (if the cause of action arose during the term of this Agreement and WARF reimburses Licensee for Licensee's reasonable out-of-pocket expenses). Any recovery of damages by WARF as a result of such action shall be applied first in pro-rata satisfaction of any un-reimbursed expenses and attorneys' fees of WARF and of Licensee, if any, relating to the action. The balance remaining from any such recovery shall be distributed seventy-five (75%) to WARF and twenty-five (25%) to Licensee.

B.           If any infringement of the Licensed Patents which is to the substantial detriment of Licensee has not been discontinued within six (6) months after written request by Licensee to WARF, and WARF has not by the end of such period taken reasonable action intended to abate or terminate the infringing action as soon as possible, and Licensee's rights are still exclusive hereunder, Licensee shall have the right, upon receipt of WARF's written consent, to file a lawsuit to seek to stop such activity at its own expense. During such litigation Licensee shall act in good faith to preserve WARF's right, title and interest in and to the Licensed Patent, and shall keep WARF advised as to the status of the litigation, and shall not enter into a settlement of such litigation in any manner that will negatively effect the rights of WARF or the rights afforded to the Licensed Patents, without WARF's express written consent. Upon request by Licensee, WARF shall provide Licensee with such assistance and information as may be reasonable and useful to Licensee in connection with Licensee's taking such action (if the cause of action arose during the term of this Agreement and Licensee reimburses WARF for WARF's reasonable out-of-pocket expenses). Any recovery of damages by Licensee as a result of such action shall be applied first in pro-rata satisfaction of any un-reimbursed expenses and attorneys' fees of Licensee and of WARF, if any, relating to the action. The balance remaining from any such recovery shall be distributed seventy-five (75%) to Licensee and twenty-five (25%) to WARF. Nothing herein shall permit or allow Licensee to commence any action for infringement of the Licensed Patent for any activity allowed under a settlement arrangement entered into by WARF in good faith with a third party infringer for past infringing activities. In no event shall this Section 10B be construed to limit Licensee's right to seek joinder of WARF in any proceeding in which WARF refuses to join or in which WARF refuses to provide consent for Licensee to bring such action.

Section 11.                      Patent Marking.

Licensee shall insure that it and its sublicensee(s) applies patent markings that meet all requirements of U.S. law, 35 U.S.C. § 287, with respect to all Products subject to this Agreement.

Section 12.                      Product Liability; Conduct of Business.

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A.           Licensee shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold WARF and the inventors of the Licensed Patents harmless against all claims and expenses, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever (other than patent infringement claims) resulting from the production, manufacture, sale, use, lease, consumption or advertisement of Products arising from any right or obligation of Licensee and its sublicensee(s) hereunder. WARF at all times reserves the right to select and retain counsel of its own to defend WARF's interests at WARF's own expense.

B.           Licensee warrants that prior to initiating any clinical trial for a Product under this Agreement it will maintain and continue to maintain liability insurance coverage appropriate to the risk involved in marketing the products subject to this Agreement, and that such insurance coverage lists WARF and the inventors of the Licensed Patents as additional insureds. Within thirty (30) days prior to the initiating of any such clinical trial and thereafter annually between January 1 and January 31 of each year, Licensee will present evidence to WARF that such coverage is being maintained. In addition, Licensee shall provide WARF with at least thirty (30) days' prior written notice of any change in or cancellation of the insurance coverage effecting the rights and obligations provided hereunder.

Section 13.                      Use of Names.

Licensee and its sublicensee(s) shall not use WARF's name, the name of any inventor of inventions governed by this Agreement, or the name of the University of Wisconsin in sales promotion, advertising, or any other form of publicity without the prior written approval of the entity or person whose name is being used.

Section 14.                      United States Government Interests.

It is understood that if the United States Government (through any of its agencies or otherwise) has funded research, during the course of or under which any of the inventions of the Licensed Patents were conceived or made, the United States Government is entitled, as a right, under the provisions of 35 U.S.C. § 200-212 and applicable regulations of Chapter 37 of the Code of Federal Regulations, to a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the invention of such Licensed Patents for governmental purposes. Any license granted to Licensee in this Agreement shall be subject to such right.

Section 15.                      Miscellaneous.

This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Wisconsin. If any provisions of this Agreement are or shall come into conflict with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the parties or this Agreement, those provisions shall be deemed automatically deleted, if such deletion is allowed by relevant law, and the remaining terms and conditions of this Agreement shall remain in full force and effect. If such a deletion is not so allowed or if such a deletion leaves terms thereby made clearly illogical or inappropriate in effect, the parties agree to substitute new terms as similar in effect to the present terms of this Agreement as may be allowed under the applicable laws and regulations. The parties hereto are independent contractors and not joint venturers or partners.

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Section 16.                      Notices.

Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given at the earlier of the time when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery, transmission by telecopier, or delivery by a professional courier service or the time when sent by certified or registered mail addressed to the party for whom intended at the address below or at such changed address as the party shall have specified by written notice, provided that any notice of change of address shall be effective only upon actual receipt.

(a)	Wisconsin Alumni Research Foundation Attn: Managing Director 614 Walnut Street Madison, Wisconsin 53726

(b)	Colby Pharmaceutical Company Attn: Managing Director 1095 Colby Avenue, Suite C Menlo Park, California 94025

Section 17.                      Integration.

This Agreement constitutes the full understanding between the parties with reference to the subject matter hereof, and no statements or agreements by or between the parties, whether orally or in writing, except as provided for elsewhere in this Section 17, made prior to or at the signing hereof, shall vary or modify the written terms of this Agreement. Neither party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgment, or otherwise, unless such mutual agreement is in writing, signed by the other party, and specifically states that it is an amendment to this Agreement.

Section 18.                      Confidentiality.

Both parties agree to keep any information identified as confidential by the disclosing party, confidential using methods at least as stringent as each party uses to protect its own confidential information. "Confidential Information" shall include Licensee's development plan and development reports, the Licensed Patents and all information concerning them and any other information marked confidential or accompanied by correspondence indicating such information is confidential exchanged between the parties hereto. Except as may be authorized in advance in writing by WARF, Licensee shall grant access to the Confidential Information only to its own employees involved in research relating to the Licensed Patents and Licensee shall require such employees to be bound by this Agreement as well. Licensee agrees not to use any Confidential Information to its advantage and WARF's detriment, including but not limited to claiming priority to any application serial numbers of the Licensed Patents in Licensee's patent prosecution. The confidentiality and use obligations set forth above apply to all or any part of the Confidential Information disclosed hereunder except to the extent that:

(i)           Licensee or WARF can show by written record that it possessed the information prior to its receipt from the other party;

(ii)           the information was already available to the public or became so through no fault of the Licensee or WARF;

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(iii)           the information is subsequently disclosed to Licensee or WARF by a third party that has the right to disclose it free of any obligations of confidentiality; or

(iv)           five (5) years have elapsed from the expiration of this Agreement.

Section 19.                      Force Majeure.

Neither party hereto shall be responsible for any failure to perform or delay in performing its obligations under this Agreement if such failure or delay is caused by acts of God, war, terrorism, strikes, revolutions, lack or failure of transportation facilities, laws or governmental regulations or other causes which are beyond the reasonable control of such party. A case of force majeure shall be notified to the other party in writing within fifteen (15) days after the party becomes aware of its occurrence.

Section 20.                      Authority.

The persons signing on behalf of WARF and Licensee hereby warrant and represent that they have authority to execute this Agreement on behalf of the party for whom they have signed.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

WISCONSIN ALUMNI RESEARCH FOUNDATION

By: /s/ Craig J. Christianson                  Date:  ____________
    Craig J. Christianson, Director of Licensing

 (WARF's attorney shall not be deemed a signatory to this Agreement.)

WARF Ref Thompson-P03163US

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APPENDIX A

A.           "Licensed Patents" shall refer to and mean those patents and patent applications listed on Appendix B attached hereto, and any subsequent patent application owned by WARF, but only to the extent it claims priority to and an invention described in a patent application listed on Appendix B.

B.           "Products" shall refer to and mean any and all products that employ or are in any way discovered, developed or produced by the practice of an invention covered by a Valid Claim or the manufacture, use, sale, import, export, sale or transfer of which would otherwise constitute infringement of any Valid Claim.

C.           "Date of First Commercial Sale" shall mean the date when cumulative sales to the retail market of Products exceeds $100,000.

D.           "Net Sales" shall mean, in the case of Products that are sold or leased, the amount billed or invoiced to the end user of Products (regardless of uncollectible accounts) less (1) trade and/or quantity discounts, credits, refunds and rebates actually taken by the customer in such amounts as are customary in the trade; (2) any shipping costs; (3) allowances or credits because of returned or rejected Products; (4) sales and value added taxes, tariffs, duties and use taxes directly imposed on the sale of Products and actually paid by Licensee or its sublicensee(s); and (5) reasonable and customary rebates and similar payments made with respect to sales paid for by any governmental or regulatory authority such as, by way of illustration and not in limitation, programs in the applicable territory that are equivalent or similar to Federal or state Medicaid, Medicare or similar state programs in the United States. "Net Sales" for a Product that is transferred to a third party for promotional purposes without charge or at a discount shall be the average invoice price to the end user of that type of Product during the applicable calendar quarter. If any Products are incorporated and sold in combination with other products for a single unit price, the Net Sales for such Products shall be a percentage of the unit price, the percentage being determined by dividing the invoice price to end-users of Products by the invoice price to end-users of the combination product which includes such Product. A "sale" shall not include transfers or dispositions for bona fide charitable purposes or when Products are distributed alone, prior to receiving regulatory approval for sale or use of such Products, for pre-clinical, clinical, regulatory or governmental regulatory purposes for which no compensation or financial benefit is received by, or accrued to, Licensee or its sublicensee(s).

E.           "Development Report" shall mean a written account of Licensee's progress under the development plan having at least the information specified on Appendix D to this Agreement, and shall be sent to the address specified on Appendix D.

F.           "Licensed Field" shall be limited to the field of human nutraceuticals, preventatives, therapeutics and diagnostics.

G.           "Licensed Territory" shall be all countries and territories of the world except for those countries and/or territories in which (i) Licensee has declined to pay the foreign patent filing fees in accordance with Section 4E(ii); and (ii) no further Licensed Patents can be filed in such countries and/or territories.

H.           "Equity Agreement" shall refer to and mean the Equity Agreement of even date herewith entered into by the parties hereto.

I.           "Effective Date" shall mean the date of the Agreement first set forth above.

J.           "Non-Commercial Research Purposes" shall mean the use of the inventions of the Licensed Patents for academic research purposes or other not-for-profit research purposes not involving the use of the inventions of the Licensed Patents to perform services (i) for third parties for a fee or for the

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production or manufacture of products for sale to third parties, or (ii) for the performance of research wherein a for-profit entity receives a right, whether actual or contingent, to the results of the research.

K.           "Valid Claim" shall mean (a) a claim of an issued and unexpired Licensed Patent, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal having expired, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; and (b) any then-currently pending claim of a pending patent application included within the Licensed Patents, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or the re-filing of said application.

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APPENDIX B

LICENSED PATENTS

REFERENCE NUMBER	COUNTRY	PATENT NUMBER	ISSUE DATE	APPLICATION SERIAL NUMBER

CHROMAN-DERIVED ANTI-ANDROGENS FOR TREATMENT OF ANDROGEN-MEDIATED DISORDERS; Thompson)

P03163PV	PROVISIONAL	60/450510
P03163US	UNITED STATES	10/789835
P03163W0	PCT	US2004/005872
P03163HK	HONG KONG	06105362.3
P03163EP	EUROPE	04785845.1
P03163CA	CANADA	2517390
P03163AU	AUSTRALIA	2004260631

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APPENDIX C

WARF ROYALTY REPORT

License:			Agreement No:
Inventor:			P#:	P
Period Covered:	From:	/ /	Through:	/ /
Prepared By:			Date:
Approved By:			Date:

If license covers several major product lines, please prepare a separate report for each line. Then combine all product lines into a summary report.

Report Type:	☐	Single Product Line Report:

☐	Multiproduct Summary Report. Page 1 of ___________ Pages

☐	Product Line Detail. Line: _________ Tradename: _________ Page: _____________

Report Currency:	☐	U. S. Dollars	☐	Other

Country	Gross Sales	* Less Allowances	Net Sales	Royalty Rate	Period Royalty Amount
					This Year	Last Year
U.S.A.
Canada
Europe:

Japan
Other:

TOTAL:					I	I

Total Royalty:	Conversion Rate:	Royalty in U.S. Dollars:	$

The following royalty forecast is non-binding and for WARF's internal planning purposes only:

Royalty Forecast Under This Agreement: Next Quarter: _________ Q2: _________ Q3: _________Q4: _________

*      On a separate page, please indicate the reasons for returns or other adjustments if significant.
Also note any unusual occurrences that affected royalty amounts during this period.
To assist WARF's forecasting, please comment on any significant expected trends in sales volume.

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APPENDIX D

DEVELOPMENT REPORT

A.           Date development plan initiated and time period covered by this report.

B.           Development Report.

1.	Activities completed since last report including the object and parameters of the development, when initiated, when completed and the results.

2.	Activities currently under investigation, i.e., ongoing activities including object and parameters of such activities, when initiated, and projected date of completion.

C.           Future Development Activities.

1.	Activities to be undertaken before next report including, but not limited to, the type and object of any studies conducted and their projected starting and completion dates.

2.	Estimated total development time remaining before a product will be commercialized.

D.           Changes to initial development plan.

1.	Reasons for change.

2.	Variables that may cause additional changes.

E.           Items to be provided if applicable:

1.	Information relating to Product that has become publicly available, e.g., published articles, competing products, patents, etc.

2.
Development work being performed by third parties other than Licensee to include name of third party, reasons for use of third party, planned future uses of third parties including reasons why and type of work.

3.	Update of competitive information trends in industry, government compliance (if applicable) and market plan.

PLEASE SEND DEVELOPMENT REPORTS TO:

Wisconsin Alumni Research Foundation
Attn.: Contract Coordinator
614 Walnut Street
P.O. Box 7365
Madison, WI 53707-7365

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APPENDIX E
DEVELOPMENT PLAN

(To be provided by Licensee prior to execution)

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